Exhibit 99.1

Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS
FIRST-QUARTER 2012 RESULTS

Margin Expansion Actions Drive Improvement
Despite Weak Appliance Demand

Strong North America and Latin America Performance

First-Quarter GAAP EPS of $1.17; Adjusted EPS(1) of $1.41

BENTON HARBOR, Mich., April 26, 2012 - Whirlpool Corporation (NYSE: WHR) announced today first-quarter net earnings of $92 million, or $1.17 per diluted share, compared to net earnings of $169 million, or $2.17 per diluted share reported during the same period last year. The primary driver of this year-over-year change in GAAP earnings is lower tax credits of approximately $1.46 per share. On an adjusted basis, excluding unusual items, restructuring expense, Brazilian (BEFIEX) tax credits and U.S. energy tax credits, diluted earnings per share(1) totaled $1.41 compared to $0.64 in the prior year. Sales in 2012 were $4.3 billion, compared to $4.4 billion reported in the first quarter of 2011, decreasing 1 percent driven by weaker appliance demand, unfavorable currency and lower monetization of (BEFIEX) tax credits.

First-quarter operating profit totaled $205 million compared with $228 million in the prior year primarily driven by lower industry demand, higher material costs, reduced monetization of Brazilian (BEFIEX) tax credits and increased restructuring expense. On an adjusted basis, first-quarter operating profit(2) totaled $232 million and was up significantly from the $163 million reported in the prior year. Continued improvement in product price/mix, cost and capacity-reduction initiatives and ongoing productivity positively impacted results during the quarter. Strong profitability improvement in the North America and Latin America regions was partially offset by weak economic conditions in Europe.

“The first quarter was a strong start to the year as we benefited from our margin expansion efforts and continued innovation investments,” said Jeff M. Fettig, Whirlpool Corporation chairman and chief executive officer. "Our cost and capacity-reduction initiatives and previously implemented cost-based pricing actions are on track to deliver our operating profit margin, earnings and free cash flow guidance for the year."

During the three months ended March 31, 2012, the company reported cash flow used in operating activities of $(423) million compared to cash flow used in operating activities of $(224) million in the prior-year period. Current year results include $275 million related to the settlement of the Brazilian collection dispute and $58 million in U.S. pension contributions.

OUTLOOK
Whirlpool Corporation continues to expect full-year diluted earnings per share of $5.00 to $5.50 and, on an adjusted basis (excluding restructuring charges and Brazilian (BEFIEX) tax credits), diluted earnings(1) per share of $6.50 to $7.00.

	2012* EPS Outlook
GAAP EPS	$5.00	—	$5.50
Restructuring Expense ($250M - $270M)	2.30	—	2.50
Brazilian (BEFIEX) Tax Credits ($60M - $80M)	(0.80)	—	(1.00)
Ongoing Business Operations EPS(1)	$6.50	—	$7.00

*The U.S. energy tax program concluded at the end of 2011. 2012 outlook does not include energy tax credits.

The company continues to expect to generate free cash flow(3) between $100 million and $150 million. Included in this guidance is the $275 million final installment to settle the Brazilian collection dispute, $110 million for antitrust settlements, pension contributions of up to $250 million and restructuring cash outlays of up to $279 million. Strong cash generation from our business is expected to more than offset these legacy liabilities, fund our cost and capacity-reduction initiatives and new product innovation.

FIRST-QUARTER REGIONAL REVIEW

Whirlpool North America
First-quarter sales of $2.2 billion decreased 1 percent from the prior year. Overall, North America unit shipments decreased approximately 7 percent, with U.S. industry unit shipments of major appliances (T7)(4) decreasing approximately 10 percent.

The North America region reported operating profit of $151 million compared to $59 million in the previous year. On an adjusted basis, operating profit(5) of $151 million tripled versus the $52 million reported in the prior year. Operating results were favorably impacted by the implementation of previously announced cost-based price increases, improved product mix, cost and capacity-reduction efforts, and ongoing productivity which more than offset lower industry volumes and higher material costs.

Based on the current economic outlook, the company now expects full-year 2012 U.S. industry unit shipments to trend to the low end of its previous 0 to 3 percent range.

Whirlpool Latin America
Whirlpool Latin America reported first-quarter sales of $1.3 billion, an increase of 3 percent from the prior year. Excluding currency translation, sales increased 7 percent. Latin America unit shipments increased 2 percent.

The region reported operating profit of $121 million compared to $174 million in the previous year. During the 2012 and 2011 quarters, we monetized $7 million and $66 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(5) totaled $114 million versus $108 million in the prior year. Favorable product price/mix and ongoing productivity initiatives were partially offset by unfavorable currency, lower monetization of tax credits and higher material costs.

The company now expects full-year 2012 appliance industry shipments in the Latin America region to increase towards the high end of its previous 2 to 5 percent range.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported first-quarter sales of $688 million, an 8 percent decrease from the prior year. Excluding currency translation, sales decreased approximately 3 percent. Unit shipments for the region decreased 4 percent.

Operating profit of $5 million improved sequentially from the $32 million fourth quarter loss and was down from $25 million in the prior-year period. Favorable product price/mix and cost and capacity-reduction benefits were offset by continued weak consumer demand across the euro zone, lower production to adjust to lower industry demand in the region and higher material costs.

The company continues to expect full-year 2012 industry unit shipments to decrease in the range of 2 to 5 percent.

Whirlpool Asia
Whirlpool Asia reported first-quarter sales of $202 million, a decrease of 3 percent from the prior year. Excluding the impact of currency, sales increased 2 percent. Asia unit shipments increased 1 percent.

Operating profit totaling $9 million in the first quarter was down from $11 million in the prior-year period. Volume growth, favorable product price/mix and ongoing productivity were more than offset by unfavorable currency and higher material costs.

The company now expects full-year 2012 industry unit shipments in Asia to increase at the low end of its previous 2 to 4 percent range.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on page 12.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on page 12.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 14.
(4) T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.
(5) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 13.

FIRST-QUARTER 2012 PRODUCT LAUNCHES
Whirlpool North America Region launched:

•	The Whirlpool brand 30-inch ENERGY STAR® qualified French-door bottom mount refrigerator that fits into a standard 18 cu. ft. top-mount refrigerator opening.

•
Maytag brand ranges with the revolutionary AquaLift technology that activates cleaning with water and low heat, allowing moisture to release tough baked-on messes. In less than an hour, the oven is ready for a final wipe-down without the odor or extreme heat found with traditional high-temperature self-clean ovens.

•
The KitchenAid brand 30-inch French-door bottom mount with the premium features and styling generally found only in larger refrigerators but designed for smaller spaces. The ENERGY STAR qualified refrigerator combines with a distinctive feature to extend the freshness of commonly purchased produce by up to 25 percent by absorbing the ethylene gas naturally emitted by some fruits and vegetables.

•
The KitchenAid brand personal coffee maker featuring a heating element positioned vertically near the brew head to provide hotter, more consistent water temperature. A removable water tank allows for easy filling, while a carafe lid quickly transforms the carafe into a travel mug.

•	A completely updated line of KitchenAid brand full-size coffee makers featuring a brew basket to help maximize flavor extraction from coffee grinds.

•
Premium KitchenAid brand blenders with heavyweight die cast metal construction. The powerful motor maintains an optimal blending speed to promote fast, thorough and consistent blending, while the Soft Start technology pulls ingredients into the blade.

•
Jenn-Air brand ENERGY STAR qualified dishwashers combines alternating wash action, three-stage filtration, a variable-speed motor and pressurized wash arms for powerful, quiet and energy efficient washing.

•	Gladiator GarageWorks Rack Shelving, with metal shelves designed to support 2,000 pounds each.
Whirlpool Europe, Middle East and Africa Region launched:

•	The Bauknecht brand eco-friendly built-in steamer with a food probe that automatically delivers information about the cooking temperature via the display, resulting in professional steam cooking.

•	The Bauknecht brand built-in refrigerator/freezer combination that precisely controls air humidity and temperature.

Whirlpool Latin America Region launched:

•
Two Brastemp brand Gourmand stove hoods and the Brastemp brand Ative! wall oven in the brand's built-in line. The hoods feature a touch-screen digital display and the lowest noise level in the category.

•
The Brastemp brand Laundry Center, the first super-premium front-load laundry suite offered in the region. Based on the company's global horizontal-axis laundry platform, the products offer an intelligent washing center with a washing machine, gas dryer and two storage compartments.

•	The Consul brand Pet Facil, a product that adapts to any vacuum cleaner with a hose and can be used to clean pet hair from sofas, rugs, beds and other areas.
Whirlpool Asia Region launched:

•
Whirlpool brand Neo iChill frost-free energy-efficient refrigerators that chills bottles 40 percent faster than standard refrigerators. The products also retain cooling for 25 percent longer during power outages.

•
Whirlpool brand Icemagic direct-cool refrigerators with 6th Sense technology and automatic defrosting, offering consumers the first fully automatic single-door refrigerator in India. The units keeps items cold for up to 12 hours during power outages.

•
Whirlpool brand WhiteMagic 1-2-3 washers with new and advanced 6th Sense technology and built-in heaters that provide superior and efficient cleaning performance. The SplitWash model includes a small basket inside the washer drum to allow gentle cleaning of delicates in the main wash cycle.

•	The Whirlpool brand MagiCook 1-2-3 microwave oven with a simplified user interface and 64 auto-cook menu items.
FIRST-QUARTER 2012 AWARDS AND ACCOMPLISHMENTS

•
Whirlpool Corporation was recognized as one of Fortune Magazine's World's Most Admired Companies in the Home Equipment, Furnishings industry sector, finishing first in this sector for the second year in a row. The company's highest scores came in the innovation, people management, social responsibility, quality of management and long-term investment categories.

•
Whirlpool Corporation was named one of the Most Respected U.S. Companies by Forbes magazine and the Reputation Institute. Whirlpool has been included as one of the Most Respected Companies five years in a row.

•	Whirlpool brand in India was recognized as a Most Trusted Brand in Consumer Durables by Readers Digest.

•
Whirlpool Corporation received the 2012 ENERGY STAR® Sustained Excellence award by the U.S. Environmental Protection Agency (EPA). This is the company's 13th top ENERGY STAR award and seventh consecutive Sustained Excellence win. Whirlpool has been honored with 24 ENERGY STAR awards overall, more than any other appliance manufacturer.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of more than $19 billion in 2011, 68,000 employees, and 66 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5) global, political and/or economic uncertainty and disruptions, especially in Whirlpool's significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks; (6) The impact of the European debt crisis; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (9) litigation and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (10) product liability and product recall costs; (11) the effects and costs of governmental investigations or related actions by third parties; (12) Whirlpool's ability to obtain and protect intellectual property rights; (13) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (14) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans; (15) information technology system failures and data security breaches; (16) the impact of labor relations; (17) our ability to attract, develop and retain executives and other qualified employees; (18) changes in the legal and regulatory environment including environmental and health and safety regulations; and (19) the ability of Whirlpool to manage foreign currency fluctuations. Additional information concerning these and other factors can be found in Whirlpool Corporation's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)
FOR THE PERIOD ENDED MARCH 31
(Millions of dollars, except per share data)

	2012	2011
Net sales	$4,349	$4,401
Expenses
Cost of products sold	3,698	3,778
Gross margin	651	623
Selling, general and administrative	405	380
Intangible amortization	7	7
Restructuring costs	34	8
Operating profit	205	228
Other income (expense)
Interest and sundry income (expense)	(18)	(20)
Interest expense	(54)	(54)
Earnings before income taxes	133	154
Income tax expense (benefit)	36	(24)
Net earnings	97	178
Less: Net earnings available to noncontrolling interests	5	9
Net earnings available to Whirlpool	$92	$169
Per share of common stock
Basic net earnings available to Whirlpool	$1.19	$2.21
Diluted net earnings available to Whirlpool	$1.17	$2.17
Dividends	$0.50	$0.43
Weighted-average shares outstanding (in millions)
Basic	77.3	76.7
Diluted	78.5	77.9

Comprehensive income	$194	$270

WHIRLPOOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and equivalents	$583	$1,109
Accounts receivable, net	2,143	2,105
Inventories	2,608	2,354
Deferred income taxes	283	248
Prepaid and other current assets	660	606
Total current assets	6,277	6,422
Property, net	3,097	3,102
Goodwill	1,728	1,727
Other intangibles, net	1,751	1,757
Deferred income taxes	1,877	1,893
Other noncurrent assets	285	280
Total assets	$15,015	$15,181
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,581	$3,512
Accrued expenses	713	951
Accrued advertising and promotions	322	429
Employee compensation	414	365
Notes payable	—	1
Current maturities of long-term debt	861	361
Other current liabilities	618	678
Total current liabilities	6,509	6,297
Noncurrent liabilities
Long-term debt	1,628	2,129
Pension benefits	1,434	1,487
Postretirement benefits	425	430
Other noncurrent liabilities	561	558
Total noncurrent liabilities	4,048	4,604
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 107 million and 106 million shares issued and 77 million and 76 million shares outstanding, respectively	107	106
Additional paid-in capital	2,216	2,201
Retained earnings	4,975	4,922
Accumulated other comprehensive loss	(1,131)	(1,226)
Treasury stock, 30 million shares	(1,812)	(1,822)
Total Whirlpool stockholders’ equity	4,355	4,181
Noncontrolling interests	103	99
Total stockholders’ equity	4,458	4,280
Total liabilities and stockholders’ equity	$15,015	$15,181

WHIRLPOOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIOD ENDED MARCH 31
(Millions of dollars)

	2012	2011
Operating activities
Net earnings	$97	$178
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	151	141
Settlement of Brazilian collection dispute	(275)	5
Changes in assets and liabilities:
Accounts receivable	—	(21)
Inventories	(207)	(94)
Accounts payable	(2)	(163)
Accrued advertising and promotions	(112)	(166)
Product recall	—	(11)
Taxes deferred and payable, net	(3)	(65)
Accrued pension	(53)	(11)
Employee compensation	57	41
Other	(76)	(58)
Cash used in operating activities	(423)	(224)
Investing activities
Capital expenditures	(92)	(115)
Proceeds from sale of assets	—	3
Investment in related businesses	—	(7)
Cash used in investing activities	(92)	(119)
Financing activities
Repayments of long-term debt	(3)	(3)
Dividends paid	(39)	(33)
Net repayments from short-term borrowings	(1)	(1)
Common stock issued	11	8
Other	(2)	—
Cash used in financing activities	(34)	(29)
Effect of exchange rate changes on cash and equivalents	23	30
Decrease in cash and equivalents	(526)	(342)
Cash and equivalents at beginning of period	1,109	1,368
Cash and equivalents at end of period	$583	$1,026

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended March 31, 2012.

	Three Months Ended
	March 31, 2012
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$205	$133	$1.17
Restructuring Expense (a)	34	34	0.32
Brazilian Tax Credits (BEFIEX) (b)	(7)	(7)	(0.08)
Adjusted Non-GAAP measure	$232	$160	$1.41

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended March 31, 2011.

	Three Months Ended
	March 31, 2011
	Operating Profit	Earnings Before Tax	Diluted Earnings Per Share
Reported GAAP Measure	$228	$154	$2.17
Restructuring Expense (a)	8	8	0.07
Brazilian Tax Credits (BEFIEX) (b)	(66)	(66)	(0.85)
Energy Tax Credits ($54M) (c)	—	—	(0.69)
Supplier-Related Quality Issue (d)	(7)	(7)	(0.06)
Adjusted Non-GAAP measure	$163	$89	$0.64

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended March 31, 2012.

	Three Months Ended
	March 31, 2012
	Segment Operating Profit	Restructuring Expense (a)	Brazilian Tax Credits (BEFIEX) (b)	Adjusted Segment Operating Profit
North America	$151	$—	$—	$151
Europe, Middle East and Africa	5	—	—	5
Latin America	121	—	(7)	114
Asia	9	—	—	9
Other/Eliminations	(81)	34	—	(47)
Total Whirlpool Corporation	$205	$34	$(7)	$232

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended March 31, 2011.

	Three Months Ended
	March 31, 2011
	Segment Operating Profit	Restructuring Expense (a)	Brazilian Tax Credits (BEFIEX) (b)	Supplier-Related Quality Issue (d)	Adjusted Segment Operating Profit
North America	$59	$—	$—	$(7)	$52
Europe, Middle East and Africa	25	—	—	—	25
Latin America	174	—	(66)	—	108
Asia	11	—	—	—	11
Other/Eliminations	(41)	8	—	—	(33)
Total Whirlpool Corporation	$228	$8	$(66)	$(7)	$163

Footnotes:

a.
During the first quarters of 2011 and 2012, we recorded restructuring charges of $8 million and $34 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $2 million and $9 million, respectively.

b.
During the first quarters of 2011 and 2012, we monetized Brazilian (BEFIEX) tax credits of $66 million and $7 million, respectively. Brazilian (BEFIEX) tax credits recognized are not subject to income taxes. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.	During the first quarter of 2011, we earned U.S. energy tax credits of $54 million. The diluted earnings per share impact is calculated based on an income tax impact of $54 million.

d.
During the first quarter of 2011, we revised the total cost of a product recall of dishwashers down $7 million as a result of lower than expected costs. This amount was recorded in cost of products sold. The diluted earnings per share impact is calculated based on an income tax impact of approximately $3 million for 2011.

Free Cash Flow (Actual and 2012 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets/businesses. The reconciliation provided below reconciles three-month actual 2012 and 2011 and projected 2012 full-year free cash flow with actual and projected cash provided by / (used in) operating activities, the most directly comparable GAAP financial measure.

	Three Months Ended
	March 31,
(millions of dollars)	2012*	2011	2012 Outlook*
Cash provided by / (used in) operating activities	$(423)	$(224)	$600	-	$700
Capital expenditures	(92)	(115)	(500)	-	(550)
Proceeds from sale of assets	—	3	—	-	—
Free Cash Flow	$(515)	$(336)	$100	-	$150
*Includes 2012 Brazilian collection dispute payment, antitrust settlement, restructuring cash payments and pension contributions.

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